Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

NEW ENTERPRISE STONE & LIME CO., INC., of 3912 Brumbaugh Road, New Enterprise, PA, its affiliates, subsidiaries, divisions, successors and assigns and the officers, directors and agents thereof (collectively referred to throughout this Agreement as “Employer”), and JAMES W. VAN BUREN, residing at 155 Stratford Ct., Hollidaysburg PA 16648 (referred to as “Employee”) agree that:

1.             In consideration for signing this Agreement and General Release and in compliance with the promises made herein, Employer agrees that Employee will receive ($565,195.00), paid in one lump sum. In addition, Employee will have family coverage for twelve (12) months of COBRA payments paid by the Employer for the next 12 months (premium waived for coverage until 7/31/2014) and Kim Van Buren will have an additional six (6) months waiver (premium waived for coverage until 1/31/2015).

2.             Employee understands and agrees that he will resign from the Employer as of 7/18/2013.

3.             Employee understands and agrees that he would not receive the benefits specified in paragraph “1” above, except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4.             Employee knowingly and voluntarily releases and forever discharges Employer, of and from any and all claims, known and unknown, which Employee, his heirs, executors, administrators, successors, and assigns have or may have against Employer at any time prior to the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of The National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967; as amended; the Family and Medical Leave Act of 1993,as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act; as amended; the Pennsylvania Human Relations Act, as amended; the Pennsylvania Wage Payment and Collection Law, as amended; the Pennsylvania Minimum Wage Act, as amended; the Pennsylvania Equal Pay Law, as amended; any other federal, state or local civil or human rights law or any other local, state, or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegations for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

5.           Employee may revoke this Agreement and General Release for a period of seven (7) days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Richard J. Emerick, Vice President —Human Resources, and state “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Richard J. Emerick, or his designee, or mailed to Richard J. Emerick, Vice President — Human Resources, New Enterprise Stone & Lime Co., Inc., 3912 Brumbaugh Road, New Enterprise, PA 16664, and postmarked within seven (7) days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Pennsylvania, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

6.             Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to any attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release.

7.             Employee agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

8.             Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. However, if any portion of the general release language were ruled to be unenforceable for any reason, Employee shall return the consideration paid hereunder to Employer.

9.           This Agreement and General Release may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

10.         This Agreement and General Release sets forth the entire agreement between the parties hereof, and fully supersedes any prior agreements or understandings between the parties.

11.         Employee has been advised that he has at least twenty-one (21) days to consider this Agreement and General Release and has been advised in writing to consult with an attorney prior to execution of this Agreement and General Release. Having elected to execute this Agreement and General Release, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph 1 herein, Employee freely and knowingly, and after due consideration, enters into this Agreement and General Release intending to waive, settle and release all claims he has or might have against Employer.

/s/ James Van Buren

7.17.13
Date

Signed and sworn before me
this 17 day of July, 2013	COMMONWEALTH OF PENNSYLVANIA
Notorial Seal
/s/ Kelly M. Burtnett-Myers	Kelly M. Burtnett-Myers, Notary
Notary Public	South Woodbury Twp., Bedford County
My Commission Expires April 16, 2017
MEMBER, PENNSYLVANIA ASSOCIATION OF NOTARIES

ATTEST:	NEW ENTERPRISE STONE & LIME CO., INC.

	By	/s/ Richard J. Emerick

7/17/13
Date